Exhibit 99.1

Hudson United Bancorp Expects to Report EPS of $0.66 Per Share for the
                         First Quarter of 2005

    MAHWAH, N.J.--(BUSINESS WIRE)--April 14, 2005--Hudson United Bancorp ("the Company") (NYSE:HU) today announced that fully diluted earnings per share for the three months ended March 31, 2005 are expected to be $0.66 per fully diluted share as compared to the consensus estimate of $0.73 per fully diluted share and the $0.69 per fully diluted share reported for the comparable quarter in 2004. This represents a 1.34% return on average assets and a 23% return on average equity for the first quarter 2005.
    Several factors impacted the first quarter results. Net interest margin was reduced as the Company experienced significant interest rate competition for branch and public sector deposits. Net interest margin was 3.78% for the first quarter as compared to 3.82% in the fourth quarter 2004 and 4.25% in the first quarter of 2004. This resulted in a reduction in fully diluted earnings per share of $0.03 as compared to the fourth quarter of 2004. Another factor was the delay in the sale of an Oreo property foreclosed by the Company during December 2004. The sale is expected to close in the second quarter of 2005. The terms of sale provide that the Company will be reimbursed for all operating expenses of the property which aggregated $0.01 per fully diluted share for the first quarter of 2005. Fully diluted earnings per share was decreased by $0.01 as a result of accelerated budgeted property repairs and maintenance expenditures related to the Company's Landfill Gas Investments. Lastly, retail service fees declined $0.01 per fully diluted share as compared to the fourth quarter 2004 and $0.03 per fully diluted share compared to the first quarter 2004. In response to the lower fees, the Company adjusted service fees during the middle of the first quarter of 2005. March retail service fees were at levels that exceeded results achieved in all months of the fourth quarter of 2004.
    The Company expects to release its complete first quarter 2005 earnings after market close on Monday, April 25, 2005. The conference call will be conducted on Tuesday, April 26, 2005 at 9:00 am Eastern time. If you would like to listen to the presentation the dial-in number is 800-423-8335.
    The Company is the multi-state bank holding company for the Hudson United Bank, which has 204 offices in New Jersey, New York, Connecticut and Pennsylvania.

    This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "consider," "may," "will," or similar statements or variations of such terms. Such forward- looking statements involve certain risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, any difference between the preliminary results reported in this press release and the final results for the first quarter of 2005, unexpected changes in interest rates, deterioration in economic conditions, declines in deposit or a decline in loan volume trends, decline in levels of loan quality, change in the trends in loan loss provisions, the unexpected unavailability of tax credits, especially in the Company's Section 29 credits, and the unanticipated effects of legal, tax and regulatory provisions applicable to the Company including compliance with the regulatory order from the FDIC which the Company is under. The Company assumes no obligation for updating any such forward-looking statements at any time. Important information on other material factors or supplemental factors that could cause the Company's financial results to differ from the forward-looking statements also is included in the Company's public reports filed with the SEC, including in our Form 10-K for the year ending December 31, 2004.

    CONTACT: Hudson United Bancorp
             Kenneth T. Neilson, 201-236-2631
             James W. Nall, 201-236-2769